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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
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         CATALINA LIGHTING, INC. TO APPLY FOR NASDAQ SMALLCAP LISTING
                        AND TO EFFECT SHARE COMBINATION

MIAMI, Florida (April 4, 2002) - Catalina Lighting, Inc. (NASD Bulletin Board:
"CALA.OB"), a leading international designer, manufacturer and distributor of lighting products for residential and office environments, today announced that it intends to apply for listing on the Nasdaq SmallCap Market. Catalina's common stock is currently quoted on the Over-the-Counter Bulletin Board.

Eric Bescoby, Catalina's Chief Executive Officer, stated, "We are pleased about the prospect of moving to the Nasdaq SmallCap Market. Attracting the attention of an expanded market of individual and institutional investors should benefit our Company and our shareholders."

While the Company believes that its application will meet all the necessary requirements, approval remains at the discretion of Nasdaq. Once an application is submitted, the application process typically takes from four to eight weeks.

In addition, Catalina today announced a one-for-five share combination of its common stock, which will be effective as of 8:00 a.m. (Eastern Time) on Monday, April 8, 2002. The primary reason for the share combination is to satisfy the $4.00 minimum bid price per share, which is one of the requirements for an initial listing on the Nasdaq SmallCap Market.

The share combination will reduce the number of shares of the Company's outstanding common stock from 15,878,247 to approximately 3,175,650. As a result of the combination, Catalina shareholders will receive one share for every five shares they own. Any fractional share that results from the combination will be rounded up to the nearest whole share.

Beginning on Monday, April 8, when the share combination becomes effective, the Company's common stock will be quoted on the Over-the-Counter Bulletin Board under the new trading symbol "CALI". The Company will provide notice of the new trading symbol for its common stock on the Nasdaq SmallCap Market, should its listing application be approved.

Shareholders of record will soon receive from the Company's transfer agent instructions for the surrender and exchange of share certificates.

This press release includes statements that constitute "forward-looking" statements, including, without limitation, that the Company believes it will meet the requirements for listing, that such listing would attract investors' attention which should benefit the Company and its shareholders, that the application process takes from four to eight weeks, and that the share combination is being effected for the primary purpose of enabling the Company to meet Nasdaq's minimum bid price requirement. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, Nasdaq's decision, in its discretion, not to approve the Company's listing application; an adverse change in any of the Company's material financial parameters during the approval process, which could increase the
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duration of the application process, cause the requirements for listing not to be met, or both; the failure of analysts to initiate coverage on the Company's common stock; the absence of investors interested in trading in the Company's common stock; a decrease in the post-combination share price of the Company's common stock to a price of less than $4.00 per share; and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.